Exhibit 99.1

MetaVia Reports First Quarter 2026 Financial Results and Provides Corporate Update

48 mg Phase 1 Data Demonstrated Potential Best-in-Class Profile for DA-1726 with 9.1% Weight Loss, Improved Glucose Control and Direct Liver Benefit

Key Milestone Achieved with Dosing of the First Patient in Phase 1 Part 3 16-Week Titration Study Evaluating 48 mg (1-Step) and 64 mg (2-Step) Regimens; Data Expected in Fourth Quarter 2026

CAMBRIDGE, Mass., May 14, 2026 – MetaVia Inc. (Nasdaq: MTVA), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, today announced financial results for the first quarter ended March 31, 2026, and provided a corporate strategic update.

“We continued to build strong momentum in the first quarter of 2026 and most recently, as highlighted by the on-time dosing of the first patient in Part 3 of our Phase 1 clinical trial of DA-1726 for obesity, which followed closely on the heels of receiving IRB approval,” said Hyung Heon Kim, Chief Executive Officer of MetaVia. “In this part of the trial, we are evaluating higher doses through optimized titration regimens, including a one-step escalation to 48 mg and a two-step escalation to 64 mg. This strategy is intended to safely reach higher therapeutic doses with improved tolerability, which could represent a meaningful advantage compared to currently marketed therapies that require longer, more gradual titration. Our January financing provides the capital to support the execution of this study, and we look forward to reporting data from Part 3 in the fourth quarter of 2026.”

“This trial is designed to build on the compelling results reported in January from the 8-week, non-titrated 48 mg cohort, which demonstrated robust early weight loss of 9.1%, statistically significant reductions in waist circumference, meaningful improvements in glucose control and direct liver benefit, all with a favorable safety and tolerability profile. Based on these results, we believe DA-1726 has the potential to establish a best-in-class profile in obesity and broader cardiometabolic disease, driven by its differentiated dual GLP-1/glucagon mechanism. We also look forward to presenting additional data from the Phase 1 48 mg dose cohort on the direct liver benefit of DA-1726 at the European Association for the Study of the Liver (EASL) Congress 2026.”

First Quarter 2026 and Subsequent Highlights

●	May 2026: Announced the presentation of additional data from the 48 mg Phase 1 trial of DA-1726 at the EASL Congress 2026 in a poster entitled, Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of DA-1726, an Oxyntomodulin Analogue, in a Higher-Dose Phase 1 Cohort with Exploratory Noninvasive Liver Assessment.
●	April 2026: Dosed the first patient in Part 3 of the Phase 1 clinical trial evaluating DA-1726 in obese, otherwise healthy adults, consisting of two 16-week titration cohorts designed to evaluate one-step dose titration to 48 mg and two-step dose titration to 64 mg, designed to safely achieve higher target doses and further optimize tolerability.
●	March 2026: Received IRB approval from Clinical Pharmacology of Miami for the Phase 1 Part 3 16-week titration study of DA-1726.

●	March 2026: Announced a comprehensive global intellectual property portfolio supporting vanoglipel with 48 granted and pending patents across three patent families in the U.S., Europe, Japan, China and other countries, providing protection into 2035, unless extended further. Exclusively licensed from Dong-A ST Co., Ltd., the patent portfolio provides broad protection for vanoglipel itself, how it is manufactured, and its potential use across a range of serious metabolic and liver conditions.
●	February 2026: Strengthened global intellectual property position for DA-1726 with 39 granted and pending patents in the U.S. and internationally, providing protection through at least 2041, unless extended further. Exclusively licensed from Dong-A ST Co., Ltd., the portfolio broadly covers DA-1726’s novel peptide structure, its long-acting dual-incretin design, and therapeutic use across obesity, metabolic disease, and related cardiometabolic conditions.
●	February 2026: Announced positive AI-modeling results from the ongoing collaboration with Syntekabio, Inc., an AI-driven drug discovery company, leveraging their proprietary DeepMatcher® platform. The results confirmed vanoglipel’s strong inflammatory and cardiometabolic target engagement, supporting development in MASH and, potentially, type 2 diabetes.
●	January 2026: Closed an underwritten public offering of shares of common stock, pre-funded warrants, Series C Common Warrants and Series D Common Warrants for gross proceeds of approximately $9.3 million, prior to deducting underwriting discounts and commissions and offering expenses and excluding any potential future proceeds from the exercise of warrants.
●	January 2026: Announced positive, statistically significant results from the 8-week (extended from four weeks) non-titrated 48 mg MAD cohort of the Phase 1 clinical trial of DA-1726. The results showed robust early weight loss, statistically significant reductions in waist circumference, strong improvements in glucose control, and meaningful reductions in liver stiffness, alongside a favorable safety and tolerability profile.

Anticipated Clinical Milestones

●	DA-1726 in Obesity:
o	Data readout from Phase 1 Part 3, 16-week titration studies, evaluating titration to 48 mg in one step and 64 mg via a two-step regimen, is expected in the fourth quarter of 2026.
●	Vanoglipel (DA-1241) in MASH:
o	The Company is currently working to schedule an end-of-Phase 2 meeting with the FDA.

First Quarter Financial and Operating Results

●	Research and Development (R&D) Expenses were approximately $2.1 million for the first quarter ended March 31, 2026, as compared to approximately $2.3 million for the first quarter ended March 31, 2025. The decrease of approximately $0.2 million was primarily attributable to (i) $0.1 million in lower direct R&D expenses related to vanoglipel product development and (ii) $0.1 million in lower indirect employee compensation and benefits costs. Included in direct R&D costs were expenses totaling $0.7 million and $1.1 million for the three months ended March 31, 2026 and 2025, respectively, related to investigational drug manufacturing, non-clinical and preclinical costs incurred under the Shared Services Agreement with Dong-A ST (related party).
●	General and Administrative (G&A) Expenses were approximately $1.9 million for the first quarter ended March 31, 2026, as compared to approximately $1.6 million for the first quarter ended March 31, 2025. The approximately $0.3 million increase was primarily attributable to (i) approximately $0.1 million in higher consulting expenditures, (ii) approximately $0.1 million in higher franchise tax expenses, and (iii) $0.1 million in higher legal and professional fees.
●	Total Operating Expenses were approximately $4.0 million for the first quarter ended March 31, 2026, compared to approximately $3.9 million for the first quarter ended March 31, 2025. The approximately $0.1 million increase was primarily attributable to higher G&A expenses and was partially offset by lower R&D expenses.
●	Total Other Income was approximately $0.2 million for the first quarter ended March 31, 2026, consistent with the corresponding period in 2025.
●	Net Loss was $3.8 million, or $0.79 per basic and diluted share, for the first quarter ended March 31, 2026 based on 4,859,567 weighted average shares of common stock outstanding, compared with a net loss of $3.7 million, or $3.93 per basic and diluted share, based on 933,109 weighted average shares of common stock outstanding for the first quarter ended March 31, 2025.
●	Cash and cash equivalents was $13.7 million as of March 31, 2026, compared with $10.2 million as of December 31, 2025. The company expects its cash position will be adequate to fund operations into the fourth quarter of 2026.

About MetaVia

MetaVia Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1726 for the treatment of obesity, and is developing vanoglipel (DA-1241) for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH). DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. In a Phase 1 multiple ascending dose (MAD) trial in obesity, DA-1726 demonstrated best-in-class potential for weight loss, glucose control, and waist reduction. Vanoglipel is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In pre-clinical studies, vanoglipel demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. In a Phase 2a clinical study, vanoglipel demonstrated direct hepatic action in addition to its glucose lowering effects.

For more information, please visit www.metaviatx.com.

Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", “potential”, "intends", "projects", "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those risks associated with MetaVia's history of net losses, the sufficiency of its existing cash on hand to fund operations and raising additional capital; adverse global economic conditions; MetaVia’s ability to execute on its commercial strategy; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of MetaVia's current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of MetaVia; the cooperation of MetaVia's contract manufacturers, clinical study partners and others involved in the development of MetaVia's current and future product candidates; potential negative interactions between MetaVia's product candidates and any other products with which they are combined for treatment; MetaVia's ability to initiate and complete clinical trials on a timely basis; MetaVia's ability to recruit subjects for its clinical trials; whether MetaVia receives results from MetaVia's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the effects of changes in applicable laws, regulations or Nasdaq listing rules; the effects of changes to MetaVia's stock price; and other risks and uncertainties described in MetaVia's filings with the Securities and Exchange Commission, including MetaVia's most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date when made. MetaVia does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

MetaVia

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@metaviatx.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

- Tables to Follow -

MetaVia Inc.

Condensed Consolidated Balance Sheets

(Unaudited - In thousands, except share and per share amounts)

	As of
	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$13,731	$10,278
Prepaid expenses and other current assets	431	597
Total current assets	14,162	10,875
Property and equipment, net	12	17
Right-of-use asset	193	210
Other assets	21	21
Total assets	$14,388	$11,123
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,007	$1,060
Clinical trial accrued liabilities	627	79
Accrued expenses and other current liabilities	456	993
Warrant liabilities	19	136
Related party payable	3,012	3,312
Lease liability, short-term	71	68
Total current liabilities	5,192	5,648
Lease liability, long-term	123	142
Total liabilities	5,315	5,790
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized and no shares issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 5,164,370 and 2,308,294 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	5	2
Additional paid–in capital	161,721	154,161
Accumulated deficit	(152,653)	(148,830)
Total stockholders’ equity	9,073	5,333
Total liabilities and stockholders’ equity	$14,388	$11,123

MetaVia Inc.

Condensed Consolidated Statements of Operations

(Unaudited - In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$2,101	$2,327
General and administrative	1,924	1,559
Total operating expenses	4,025	3,886
Loss from operations	(4,025)	(3,886)
Other income
Gain from change in fair value of warrant liabilities	117	87
Interest income, net	85	128
Total other income	202	215
Loss before income taxes	(3,823)	(3,671)
Provision for income taxes	—	—
Net loss	(3,823)	(3,671)
Loss per share of common stock, basic and diluted	$(0.79)	$(3.93)
Weighted average shares of common stock, basic and diluted	4,859,567	933,109